Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES
THIRD QUARTER DIVIDEND OF $0.35 PER SHARE
AND ANNOUNCES JUNE 30, 2010 FINANCIAL RESULTS

THIRD QUARTER DIVIDEND DECLARED

New York, NY —August 5, 2010 — Ares Capital Corporation (NASDAQ:  ARCC) announced that its Board of Directors has declared a third quarter dividend of $0.35 per share, payable on September 30, 2010 to stockholders of record as of September 15, 2010.

JUNE 30, 2010 FINANCIAL RESULTS

Ares Capital also announced financial results for its second quarter ended June 30, 2010.

HIGHLIGHTS

Allied Acquisition

On April 1, 2010, we consummated the acquisition of Allied Capital Corporation (the “Allied Acquisition”), becoming the largest business development company measured by market capitalization and total portfolio companies under management as of April 1, 2010. Allied Capital stockholders received 0.325 shares of our common stock for each share of Allied Capital common stock held immediately prior to the merger (subject to adjustment for fractional shares paid in cash), resulting in 58.5 million newly issued shares of our common stock. As a result of the Allied Acquisition, we acquired $2.0 billion of assets including $1.8 billion of investments, and assumed $944 million of liabilities including $817 million of debt ($137 million of which was repaid upon closing). Accordingly, the financial and other data set forth below for the second quarter of 2010 reflect the results of the combined company.

Financial

(dollar amounts in millions, except per share data)

	Q2-10		Q2-09
	Total Amount	Per Share	Total Amount	Per Share
Core EPS (Q2-10 excludes $0.06 per share of professional fees and other costs related to the Allied Acquisition) — Basic and Diluted(1)		$0.32		$0.33
GAAP net income — Basic and Diluted	$330.2	$1.73	$34.8	$0.36
Net investment income — Basic and Diluted	$49.5	$0.26	$31.9	$0.33
Net realized gains (losses), excluding gain on the Allied Acquisition	$11.9	$0.06	$(0.7)	$(0.01)
Net unrealized gains (losses)	$72.8	$0.38	$3.5	$0.04
Gain on the Allied Acquisition	$195.9	$1.03

(1) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliation of basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) to the most directly comparable GAAP financial measure is set forth in Schedule 1 hereto.

•                  Total fair value of portfolio investments:

•                  June 30, 2010: $3.8 billion (including $1.7 billion acquired in the Allied Acquisition)

•                  June 30, 2009: $2.0 billion

•                  Net assets per share:

•                  June 30, 2010: $14.11

•                  June 30, 2009: $11.21

•                  Stockholders’ equity:

•                  June 30, 2010: $2.7 billion

•                  June 30, 2009: $1.1 billion

•                  Dividends declared per share:

•                  Second quarter 2010: $0.35

•                  Second quarter 2009: $0.35

Portfolio Activity

(dollar amounts in millions, except as otherwise indicated)

	Q2-10		Q2-09
Gross commitments made during period(2)	$409.9		$43.1
Investments acquired as part of the Allied Acquisition	$1,833.8		$—
Exits of commitments during period	$681.3	(3)	$81.4
Average total investments for the period	$3,444.2		$1,955.2

•                  Number of portfolio company investments:

•                  June 30, 2010: 188 (includes 99 acquired in the Allied Acquisition)

•                  June 30, 2009: 94

•                  Weighted average yield of debt and income producing securities at fair value(4):

•                  June 30, 2010: 13.39%

•                  June 30, 2009: 12.60%

•                  Weighted average yield of debt and income producing securities at amortized cost(5):

•                  June 30, 2010: 13.40%

•                  June 30, 2009: 11.68%

•                  Weighted average yield of debt and income producing securities for investments acquired in the Allied Acquisition at June 30, 2010:

•      At fair value: 13.90%(4)

•      At amortized cost: 14.29%(5)

OPERATING RESULTS

For the quarter ended June 30, 2010, Ares Capital reported GAAP net income of $330.2 million or $1.73 per share (basic and diluted). Net investment income for the second quarter was $49.5 million or $0.26 per share (basic and diluted). Net realized and unrealized gains were $84.7 million or $0.44 per share (basic and diluted) excluding the gain on the Allied Acquisition of $195.9 million or $1.03 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the recognition of realized gains and losses

(2) Excludes investments acquired as part of the Allied Acquisition on April 1, 2010.

(3) Includes exits of $151.0 million of commitments acquired as part of the Allied Acquisition.

(4) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at fair value included in such securities.

(5) Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount earned on accruing debt included in such securities, divided by (b) total debt and income producing securities at amortized cost included in such securities.

and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of June 30, 2010, total assets were $4.1 billion, stockholders’ equity was $2.7 billion and net asset value per share was $14.11.

In the second quarter of 2010, Ares Capital made $409.9 million in new commitments (excluding investments acquired as part of the Allied Acquisition) across five new portfolio companies and eight existing portfolio companies. In these new transactions, nine private equity sponsors were represented. In total, as of June 30, 2010, 87 separate private equity sponsors were represented in the Ares Capital portfolio. In these new transactions, four investments were in non-sponsored transactions. Of the $409.9 million in new commitments made during the quarter, approximately 56% were made in first lien senior secured debt, 18% in second lien senior secured debt, 17% in senior subordinated debt, 8% in subordinated notes of Senior Secured Loan Fund LLC (the “Senior Secured Loan Fund”) to fund investments by the Senior Secured Loan Fund and 1% in equity/other securities. Of these commitments, 50% were in floating rate debt securities. During the second quarter, significant new commitments included:

•                  $103 million in senior subordinated and delayed draw debt of a health care technology provider;

•                  $73 million in second lien senior secured and delayed draw debt of an airport food service operator;

•                  $63 million in a bridge loan commitment to a hardware/home improvement products manufacturer;

•                  $43 million in first lien senior secured debt of a collections services provider;

•                  $40 million in first lien senior secured debt and equity of an airport retail operator; and

•                  $33 million in subordinated notes of the Senior Secured Loan Fund to fund an investment in a postsecondary education provider.

The fair value of Ares Capital’s portfolio investments at June 30, 2010 was approximately $3.8 billion. These portfolio investments (excluding cash and cash equivalents) were comprised of approximately 38% in senior secured debt securities (31% in first lien assets and 7% in second lien assets), 33% in senior subordinated debt securities, 5% in the Senior Secured Loan Fund, 17% in equity/other securities, 6% in collateralized loan obligations and 1% in commercial real estate. As of June 30, 2010, the weighted average yield of debt and income producing securities at fair value was 13.39%(4) (13.40% at amortized cost(5)) and 24% of the Company’s investments at fair value were in floating rate debt securities.

President Michael Arougheti commented, “Our second quarter results, which incorporate our first quarter following our acquisition of Allied Capital, reflect substantial core earnings per share improvement from last quarter and a sizeable boost in our net asset value of nearly 20% to $14.11.  Our core earnings improvement was notable given that we divested significantly more investments than we made, ending the quarter with a lower leverage ratio.  Our higher net asset value includes a one-time gain of $1.03 from our purchase of Allied Capital and net gains of $0.44 per share from improving portfolio investment performance across both our core ARCC por1tfolio and the legacy Allied Capital portfolio.  We made progress in rotating the legacy Allied portfolio this quarter by exiting or receiving repayment of approximately $162 million in primarily non-core investments at a small gain, and we are optimistic about the opportunity to exit additional non-core assets with re-investment into higher yielding assets in future quarters.”

Mr. Arougheti continued, “We ended the second quarter with net debt to equity of 0.41 times and with debt capacity and cash of over $900 million, subject to leverage and borrowing base restrictions.  Our backlog and pipeline remains strong at over $700 million, reflecting our deeper market coverage, increased scale and enhanced competitive advantages as a result of the Allied Capital acquisition.  We believe we are well positioned to invest this capital to increase our earnings in future quarters.”

PORTFOLIO QUALITY

Ares Capital Management LLC, our investment adviser, employs an investment rating system to categorize our investments. In addition to various risk management and monitoring tools, our investment adviser grades the risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to our initial cost basis in respect of such portfolio investment (i.e. at the time of acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to our initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to our initial cost basis that is similar to the risk to our initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to our ability to ultimately recoup the cost of our investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to our ability to recoup the cost of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non- compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to our ability to recoup the cost of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is not anticipated that we will be repaid in an amount equal to our full initial cost basis. For investments graded 1 or 2, our investment adviser enhances its level of scrutiny over the monitoring of such portfolio company.

Ares Capital assigned a fair value as of April 1, 2010 to each of the portfolio investments acquired in connection with the Allied Acquisition. Grades on each investment were initially assessed a grade of 3 (i.e., generally the grade we assign a portfolio company at acquisition), reflecting the relative risk to our initial cost basis of such investments. The initial cost basis of each investment acquired in connection with the Allied Acquisition was equal to the fair value of such investment as of April 1, 2010. Many of these portfolio investments were assigned a fair value reflecting a significant discount to Allied Capital’s cost basis at the time of Allied Capital’s origination or acquisition. It is important to note that our grading system does not take into account factors or events in respect of the period from when Allied Capital originated or acquired such portfolio investments or the current status of these portfolio investments in terms of compliance with debt facilities, financial performance and similar factors. Rather, it is only intended to measure risk from the time that Ares Capital acquired the portfolio investment in connection with the Allied Acquisition. Accordingly, it is possible that the grade of certain of these portfolio investments may be reduced or increased in the future.

As of June 30, 2010, the weighted average grade of the investments in our portfolio (excluding investments acquired in connection with the Allied Acquisition), the investments in our portfolio acquired in connection with the Allied Acquisition and the investments in our portfolio as a whole was each 3.0. The weighted average grade of the investments in our portfolio as of December 31, 2009 was 3.0.

As of June 30, 2010:

•                  2.3% of our investments (excluding investments acquired in connection with the Allied Acquisition) at amortized cost (0.2% at fair value) were on non-accrual status;

•                  7.1% of our investments acquired in connection with the Allied Acquisition at amortized cost (7.4% at fair value) were on non-accrual status; and

•                  9.4% at amortized cost (or 7.6% at fair value) of the investments in our portfolio as a whole were on non-accrual status.

As of December 31, 2009, 2.5% of our investments at amortized cost (or 0.5% at fair value) were on non-accrual status.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, Ares Capital had $139 million in cash and cash equivalents and $1.3 billion in total principal debt outstanding ($1.2 billion in carrying value). Subject to leverage and borrowing base restrictions, Ares Capital had approximately $807 million available for additional borrowings under its existing credit facilities as of June 30, 2010.

During the three months ended June 30, 2010, we increased the size of the Revolving Credit Facility by an aggregate amount of $135 million, comprised of increases of $60 million under the “accordion” feature and increases of an additional $75 million as a result of the effectiveness of the Allied Acquisition, bringing the total amount available for borrowing under the Revolving Credit Facility as of June 30, 2010 to $750 million.

DIVIDEND

For the three months ended June 30, 2010, Ares Capital declared a dividend on May 10, 2010 of $0.35 per share for a total of $67.1 million. The record date was June 15, 2010 and the dividend was distributed on June 30, 2010.

RECENT DEVELOPMENTS

On August 4, 2010, we exercised the “accordion” feature of the Revolving Credit Facility and increased the size of the facility by $25 million, bringing the total amount available for borrowing under the Revolving Credit Facility to $775 million.

As of August 4, 2010, we had made new investment commitments of $138 million, all of which were funded, since June 30, 2010. Of these new investment commitments, 80% were in investments in subordinated notes of the Senior Secured Loan Fund, 18% were in first lien senior secured debt and 2% were in equity securities. Of the $138 million of new investment commitments, 80% were fixed rate with a weighted average yield at amortized cost of 20% and 18% were floating rate with a weighted average spread at amortized cost of 7.5%.

As of August 4, 2010, we had exited $81 million of investments since June 30, 2010. Of these investments, 95% were in first lien senior secured debt, 3% were in senior subordinated debt and 2% were in second lien senior secured debt. Of the $81 million of investments, 60% were in fixed rate investments with a weighted average yield at amortized cost of 13%. Of the remaining investments, 27% were in floating rate investments with a weighted average spread at amortized cost of 4% and 13% were investments on non-accrual status.  Also, of the $81 million of investments exited since June 30, 2010, $66 million were investments acquired as part of the Allied Acquisition.

In addition, as of August 4, 2010, we had an investment backlog and pipeline of $376 million and $355 million, respectively. We may syndicate a portion of these investments and commitments to third parties. The consummation of any of the investments in this backlog and pipeline depends upon, among other things: satisfactory completion of our due diligence investigation of the prospective portfolio company, our acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. We cannot assure you that we will make any of these investments or that we will syndicate any portion of such investments and commitments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on August 5, 2010, at 12:00 p.m. (ET) to discuss its second quarter ended June 30, 2010 financial results. PLEASE VISIT OUR WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF OUR WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the home page of the Investor Resources section of our website at http://www.arescapitalcorp.com. Please visit the website to test your connection before webcast. Domestic callers can access the conference call by dialing (866) 843-0890. International callers can access the conference call by dialing +1 (412) 317-9250. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. All callers will need to reference “Ares Capital Corporation” and Elite Entry #0717148 to join the conference. For interested parties, an archived replay of the call will be available one hour after the end of the conference through August 20, 2010 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference passcode #442579. An archived replay will also be available on a webcast link located on the home page of the Investor Resources section of our website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Ares Capital is a specialty finance company that provides integrated debt and equity financing solutions to U.S. middle market companies. Ares Capital invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital is externally managed by Ares Capital Management LLC, an affiliate of Ares Management LLC, a global alternative asset manager and a Securities and Exchange Commission registered investment adviser. As of June 30, 2010, Ares Management had approximately $37 billion of committed capital under management.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Capital Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

AVAILABLE INFORMATION

Ares Capital Corporation’s filings with the Securities and Exchange Commission, press releases, earnings releases and other financial information are available on its website at www.arescapitalcorp.com.

CONTACT

Carl Drake
Ares Capital Corporation
310-201-4200

ARES CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands, except per share data)

	As of
	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Investments at fair value (amortized cost of $3,875,476 and $2,376,384, respectively)	$3,794,020	$2,171,814
Cash and cash equivalents	138,778	99,227
Interest receivable	78,690	28,019
Other assets	62,214	14,455
Total assets	$4,073,702	$2,313,515
LIABILITIES
Debt	$1,244,938	$969,465
Accounts payable and accrued expenses	71,882	16,533
Management and incentive fees payable	26,655	66,495
Interest and facility fees payable	18,899	2,645
Dividend payable	55	—
Payable for open trades	—	489
Total liabilities	1,362,429	1,055,627
STOCKHOLDERS’ EQUITY
Common stock, par value $.001 per share, 300,000,000 common shares authorized, 192,167,337 and 109,944,674 common shares issued and outstanding, respectively	192	110
Capital in excess of par value	2,650,799	1,490,458
Accumulated undistributed (overdistributed) net investment income	(29,218)	3,143
Accumulated net realized gain (loss) on investments, foreign currency transactions, extinguishment of debt and acquisitions	171,804	(31,115)
Net unrealized loss on investments and foreign currency transactions	(82,304)	(204,708)
Total stockholders’ equity	2,711,273	1,257,888
Total liabilities and stockholders’ equity	$4,073,702	$2,313,515
NET ASSETS PER SHARE	$14.11	$11.44

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(dollar amounts in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest from investments	$104,062	$53,990	$165,598	$106,334
Capital structuring service fees	7,692	603	9,793	1,847
Dividend income	3,424	740	3,905	1,180
Management fees	4,129	1,887	5,616	2,603
Interest from cash & cash equivalents	17	57	28	210
Other income	2,266	1,834	3,160	2,953
Total investment income	121,590	59,111	188,100	115,127
EXPENSES:
Interest and credit facility fees	23,110	6,301	31,698	12,882
Base management fees	11,682	7,496	20,138	14,994
Incentive management fees	14,973	7,987	23,117	15,537
Professional fees	3,454	2,308	5,958	3,705
Professional fees and other costs related to the acquisition of Allied Capital	12,534	—	16,323	—
Administrative	2,378	1,092	3,609	2,096
Rent	1,341	577	2,094	1,156
Insurance	535	341	894	675
Depreciation	247	165	410	338
Directors fees	144	134	278	236
Other	965	684	1,811	1,251
Total expenses	71,363	27,085	106,330	52,870
NET INVESTMENT INCOME BEFORE INCOME TAXES	50,227	32,026	81,770	62,257
Income tax expense (benefit), including excise tax	686	78	524	109
NET INVESTMENT INCOME	49,541	31,948	81,246	62,148
REALIZED AND UNREALIZED NET GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains (losses):
Investments	12,307	(857)	7,341	(2,644)
Foreign currency transactions	—	116	85	68
Net realized gains (losses)	12,307	(741)	7,426	(2,576)
Net unrealized gains (losses):
Investments	72,813	3,579	122,556	(16,310)
Foreign currency transactions	—	(33)	(152)	(18)
Net unrealized gains (losses)	72,813	3,546	122,404	(16,328)
Net realized and unrealized gains (losses) from investments and foreign currency transactions	85,120	2,805	129,830	(18,904)
GAIN FROM THE ACQUISITION OF ALLIED CAPITAL	195,876	—	195,876	—
REALIZED GAIN (LOSS) ON EXTINGUISHMENT OF DEBT	(383)	—	(383)	26,543
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$330,154	$34,753	$406,569	$69,787
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$1.73	$0.36	$2.57	$0.72
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING — BASIC AND DILUTED	191,045,239	97,152,820	157,978,337	97,152,820

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS (excluding professional fees and other costs related to the acquisition of Allied Capital Corporation (the “Allied Acquisition”)) to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended June 30, 2010 and 2009 are provided below.

	For the three months ended
	June 30, 2010	June 30, 2009
	(unaudited)	(unaudited)
Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition)(1)	$0.32	$0.33
Professional fees and other costs related to the Allied Acquisition	(0.06)	—
Net realized and unrealized gains (losses)	0.44	0.03
Gain on the Allied Acquisition	1.03	—
Incentive fees attributed to realized gains (losses)	—	—
Income tax expense related to realized gains	—	—
Basic and diluted GAAP EPS	$1.73	$0.36

(1) Basic and diluted Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is a non-GAAP financial measure. Core EPS (excluding professional fees and other costs related to the Allied Acquisition) is the net per share increase (decrease) in stockholders’ equity resulting from operations less professional fees and other costs related to the Allied Acquisition, realized and unrealized gains and losses, any incentive management fees attributable to such realized gains and any income taxes related to such realized gains. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.